Exhibit 99.1

CF Finance Acquisition Corp. Announces

Contribution for Extension Amendment

NEW YORK, June 5, 2020/PRNewswire/ — CF Finance Acquisition Corp. (Nasdaq: CFFAU, “CFAC” or the “Company”) announced today that its sponsor will make a contribution (the “Contribution”) to CFAC’s trust account in an amount equal to $0.09 per share of Class A common stock issued in CFAC’s initial public offering that is not redeemed in connection with the stockholder vote to approve an amendment to its charter (the “Extension Amendment”) to extend the date by which CFAC has to complete a business combination from June 17, 2020 to September 17, 2020 (the “Extension”), if the Extension Amendment is approved and the Extension implemented. The Contribution will not accrue interest and will be repayable to the sponsor or its designee in full upon the consummation of an initial business combination.

The Contribution will increase the pro rata portion of the funds available in CFAC’s trust account in the event of the consummation of an initial business combination or liquidation from approximately $10.33 per share to approximately $10.42 per share. The Contribution is conditioned upon the implementation of the Extension. If the Extension is implemented, the Company’s sponsor will make the Contribution by June 17, 2020.

About CF Finance Acquisition Corp.

CF Finance Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, but the Company intends to focus on prospective target companies in the financial services or real estate services industries.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.